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                                                                 Exhibit 3(i).4


                               CERTIFICATE OF AMENDMENT

                                          OF

                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                    COCENSYS, INC.



    Daniel L. Korpolinski and Alan C. Mendelson hereby certify that:

    FIRST: They are the duly elected and acting President and Secretary, respectively, of CoCensys, Inc., a Delaware corporation.

    SECOND: The name of this Corporation is COCENSYS, INC. (the "Corporation").

    THIRD: The date on which the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 5, 1993. A Certificate of Retirement of Series A, Series B and Series C Preferred Stock was filed with the Secretary of State of the State of Delaware on February 5, 1993. A Certificate of Designation of Series A Junior Participating Preferred Stock was filed with the Secretary of State of the State of Delaware on May 15, 1995. A Certificate of Powers, Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 17, 1996.

    FOURTH: The amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth below was duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    FIFTH: Article IV, Paragraph A of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                         "IV.

    A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is eighty million (80,000,000) shares. Seventy-five million (75,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."


                                          1.


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    IN WITNESS WHEREOF, the undersigned have signed this Certificate of
Amendment of Amended and Restated Certificate of Incorporation this 12th day of June, 1996 and hereby affirm and acknowledge under penalty of perjury that the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of CoCensys, Inc. is the act and deed of COCENSYS, INC.

                                  COCENSYS, INC.





                                  By: /s/ Daniel L. Korpolinski
                                      ______________________________________

                                       Daniel L. Korpolinski, President and
                                       Chief Executive Officer


ATTEST:



By: /s/ Alan C. Mendelson
    ____________________________________
    Alan C. Mendelson,
    Secretary


                                          2.